Exhibit 99.1
Majesco Entertainment Company Reports Third
Quarter Fiscal 2011 Financial Results
Zumba® Fitness Surpasses 3 Million Units Worldwide
EDISON, N.J., September 13, 2011 /Marketwire/ — Majesco Entertainment Company (Nasdaq: COOL), an innovative provider of video games for the mass market, today reported financial results for the third quarter ended July 31, 2011.
For the third quarter ended July 31, 2011, Majesco’s net revenues were $19.5 million, up 61% versus $12.2 million in the same period a year ago. During the third quarter of 2011, the Company reported operating income of $0.9 million, compared to an operating loss of $1.7 million in the third quarter of 2010. Net income for the quarter was $1.9 million versus a net loss of $1.6 million in 2010. On a non-GAAP basis, net income for the quarter was $1.1 million compared to a non-GAAP net loss of $1.4 million last year. Please refer to the Reconciliation of GAAP to Non-GAAP Financial Measures table included later in this release for additional information and details on non-GAAP items.
The Company’s basic and diluted net income per share for the quarter ended July 31, 2011 was $0.05, compared to a basic and diluted net loss per share of $0.04 in the same period last year. Non-GAAP diluted net income per share for the quarter ended July 31, 2011 was $0.03 compared to net loss per share of $0.04 last year. Please refer to the Reconciliation of GAAP to Non-GAAP Financial Measures table included later in this release for additional information and details on non-GAAP items.
For the nine months ended July 31, 2011, the Company’s net revenues increased 92 percent to $100.2 million versus the year ago period. The Company reported operating income of $14.3 million compared to an operating loss of $0.8 million in the same 2010 period. Non-GAAP operating income for the nine month period was $15.4 million compared to $0.9 million for the comparable 2010 period. In the nine months ended July 31, 2011, net income was $10.7 million compared to net income of $0.6 million for nine months ended July 31, 2010. For the same period, Non-GAAP net income was $13.9 million this year compared to $0.2 million in 2010.
The Company’s basic and diluted earnings per share for the nine months ended July 31, 2011 were $0.28 and $0.27, respectively, while basic and diluted earnings per share were $0.02 and $0.01, respectively, for the corresponding period in 2010. The Company’s Non-GAAP diluted earnings per share for the nine months ended July 31, 2011 were $0.35 compared to $0.01 in the corresponding 2010 period.
Jesse Sutton, Chief Executive Officer of Majesco, said, “Despite what is normally a seasonally weak time for our business, Majesco experienced another strong quarter. Driven by strength in Europe this past quarter, Zumba® Fitness has now sold over 3 million units worldwide. The growth of the Zumba phenomenon overall has us very excited about Zumba® Fitness 2, the much anticipated sequel coming this November for Wii. We also feel great about BloodRayne: Betrayal and were ecstatic when Sony chose this fan-favorite title to be one of four games to be featured worldwide in Sony’s PLAY promotion. Critics seem to agree as IGN rated this title 9/10 and Joystiq concurred with a 4.5/5. We think this may be our strongest holiday lineup yet, with Zumba® Fitness 2 complemented by two Mama titles, Hulk Hogan’s Main Event for Kinect, Twister® Mania for Kinect, and Alvin and the Chipmunks: Chipwrecked for Kinect, Wii and DS, as well as a broad array of additional content for Kinect and the 3DS, the two most exciting new platforms in the marketplace today. Compared to last year’s release slate of four or five key titles, we have at least 10 titles coming out this holiday based on proven, marketable brands.”
Highlights
•	Third quarter 2011 net revenues were $19.5 million, an increase of $7.4 million, or 61 percent, compared to the same quarter last year. Growth was driven by the continued success of Zumba® Fitness, which has now sold over 3 million units worldwide.

•	Gross margin for the third quarter 2011 was 40.7 percent, compared to 22.9 percent in 2010. The expansion in gross margin was driven by the premium price points of Zumba® Fitness, compared with lower priced titles a year ago.

•	At the end of the quarter ending July 31, 2011, the Company had $19.7 million in cash and cash equivalents, compared with $8.0 million at October 31, 2010.

•	Zumba® Fitness has achieved yet another sales milestone, surpassing the 3 million unit threshold worldwide as it has risen to the top of the charts in Europe. Through late August, Zumba® Fitness for Wii held the #1 spot in the UK all formats sales charts for 10 consecutive weeks, according to Chart-Track. Zumba® Fitness for Wii is distributed in Europe by a licensing partner of Majesco. The game is also the #1 Wii fitness game of 2011 in the United States based on NPD data.

•	In August, the Nielsen Video Game Tracking survey polled gamers and found Zumba® Fitness to be one of the industry’s “Top 10 Games to Buy Next”, showing the continued demand that exists for this best-selling product.

•	The Company teamed up with industry-leading toy creator Hasbro™ to bring the classic board game Twister® to Kinect this November with Twister® Mania.

•	Based on the hit A&E series, Parking Wars 2 for Facebook® launched and adds to Majesco’s growing social game portfolio.

•	Majesco announced in June that it was selected to join the Russell Microcap® Index as part of its annual reconstitution of U.S. indexes. The Russell Microcap® Index measures the performance of the microcap segment of the U.S. equity market. It includes 1000 of the smallest securities in the small-cap Russell 2000® Index based on a combination of their market cap and current index membership and it includes the next 1,000 securities.

Announced Product Line-up
Fourth Quarter Fiscal 2011 Ending October 31, 2011
To date, the Company has announced the following titles that were, or are expected to be, released during its fiscal fourth quarter 2011:
Console/Handheld Titles:
•	Hulk Hogan’s Main Event is the first motion-based wrestling game on Kinect for Xbox 360 that lets players train with mentor Hulk Hogan as they build their own wrestling personalities and learn the art of showmanship to win over the crowd. In Hulk Hogan’s Main Event, players will learn the ropes from wrestling icon Hulk Hogan as he schools them on delivering the best show for the crowd by emulating famous Hulk poses and performing more than 50 punishing combos and over-the-top stunts. The Kinect sensor tracks players’ every move; the more dynamic the motion, the more high impact the wrestler’s performance.

•	Motion Explosion! on Kinect for Xbox 360 lets you fire up the fun and get your body moving. Challenge your reflexes, timing, and coordination by using your entire body to dodge, jump, kick, juggle and balance. Don’t hold back in this explosively entertaining family-friendly game for 4 players that throws it all at you and makes you think fast on your feet!

•	Camping Mama: Outdoor Adventures for Nintendo DS was chosen as a “Favorite of E3 2011” by FamilyFriendlyVideoGames.com, and is the latest brand extension of the Mama franchise which has sold more than 8.5 million units in North America. Both girls and boys can enjoy fun outdoor activities like rock climbing, spelunking, rowing and tree climbing as they navigate 38 different levels that span forests, mountains and seas. Would-be campers can choose to play as either the son or daughter with Mama or Papa providing guidance depending on the challenge. With customization options and collectible play, Camping Mama lets everyone go wild in the great outdoors!

•	Pet Zombies for Nintendo 3DS lets players reanimate their very own zombies with a range of customizations and then care for (or torment!) their pets as they play with them in creepy 3D environments.

•	The Hidden for Nintendo 3DS™ is an augmented reality ghost hunting adventure that turns your handheld into a portal to the astral plane. Players will become paranormal investigators as they hunt through real-world environments with the Nintendo 3DS camera, searching, capturing and destroying supernatural entities hidden within their own surroundings. In addition, this location-based adventure lets players reveal the full game storyline by bringing their Nintendo 3DS with them as they travel in the real world, finding hidden spirits in new locations.

•	Face Racers: Photo Finish for Nintendo 3DS literally puts YOU in the driver’s seat of an arcade style kart racer; players take photos of their face with their Nintendo 3DS camera and use them as avatars for their custom 3D racers, billboards and power-ups.

•	Sudoku Premier Edition for Nintendo 3DS features more than 1,000 number puzzles and 4 player support so you can compete against friends. Give your mind a work out with 8 different types of puzzle play packed into one fantastic collection!

Digital titles

•	BloodRayne: Betrayal for PlayStation®Network and Xbox LIVE® Arcade was selected as one of four titles to be promoted worldwide as part of Sony’s global PLAY promotion, its first ever global launch program for digital titles. Additionally, it has received rave reviews from some of the top gaming publications, receiving a 9/10 by IGN and a 4.5 from Joystiq, and won a “Best of E3 2011” award from Electric Playground. Based on the best-selling vampire game franchise, BloodRayne: Betrayal stars the beautiful yet lethal dhampir anti-heroine as she fights and feeds in a bloody new hack ‘n slash adventure. Developed by WayForward, the award-winning team known for bringing franchise favorites back to audiences in exciting new ways, BloodRayne: Betrayal delivers stylish 2D side-scrolling action with a deadly dose of bloodshed. BloodRayne: Betrayal stays true to the fan-favorite vampire game franchise while incorporating challenging new enemies and surprises specifically designed for mature audiences.

•	Parking Wars 2 for Facebook® is based on the hit A&E series and lets players build an impressive fleet of vehicles and then park them illegally across the world. Players can purchase almost every kind of imaginable vehicle (from motorcycles to monster trucks) and building storefronts (from taco stands to banks), but ticketing is the real fun. The longer players keep cars parked on their friends’ streets — legally or illegally — the more money they’ll earn, but be careful. The parking signs change frequently and your friends are waiting to steal your cash with another parking violation!
Fiscal 2012 / Holiday 2011
•	Zumba® Fitness 2 for Wii is making an encore appearance this November! The sequel to the #1 Wii fitness game of 2011, Zumba® Fitness 2 features 32 all new electrifying routines and contagious music tracks, including hot music from Pitbull and Nicole Scherzinger. With 20 different dance styles, a calorie tracker and custom workout feature, players can party their way into shape with a proven fitness program that lets up to 4 players dance together.
•	Twister Mania! on Kinect for Xbox 360 combines the colorful, expressive and cooperative gameplay of the original Twister® board game and updates it for the digital generation. Twist into fun with friends and family in this light-hearted, fast-paced game that supports up to eight players with deep gameplay across three game modes with 16 variations and over 1800 shapes to play! This outrageous party game provides over-the-top hilarity — so don’t hold back as you duck, squeeze, contort and move your body to match your opponent’s silhouette, knock down blocks against the clock and fill in thousands of crazy shapes of all sizes and themes!

•	Alvin and the Chipmunks: Chipwrecked on Kinect for Xbox 360, Wii and Nintendo DS is based upon the third installment of the blockbuster animated feature film franchise. The video game lets you sing and dance along with the film’s stars Alvin, Simon, Theodore and The Chipettes (Brittany, Eleanor and Jeanette), in an immersive motion-based experience. The KinectTM for Xbox 360® version tracks full body dance moves as players control their Chipmunk on stage, and plays back their “Alvin-ized” voice as they sing along.

•	Cooking Mama 4: Kitchen Magic for Nintendo 3DS lets players cook in brand new ways with the Nintendo 3DS gyroscope: crack eggs, flip pans, balance plates and much more by moving the 3DS itself. The game also features brand new kitchen activities like setting the table, washing dishes, organizing and more as surprising 3D events unfold during meal preparation. With 60 recipes including new additions like designer cupcakes and cherry pie, the iconic kitchen cutie has some tricks up her sleeve that will magically transform kitchen newbies into master culinary artists! .

•	Jaws: Ultimate Predator for Nintendo 3DS and Wii puts you in control of Nature’s deadliest predator—the great white shark. Thirty-five years after the events of the iconic movie, JAWS: Ultimate Predator is an action-packed experience that lets players relive scenarios in environments straight from the classic film.

•	Jillian Michaels’ Fitness Adventure on Kinect for Xbox 360 lets you work out in a bold new way with the renowned health and wellness expert herself. Take your fitness routine beyond the basic workout and turn it into a real adventure through a mission-based, thrill-seeking journey set in a lush jungle temple environment.

•	Winter Stars on Kinect for Xbox 360, PlayStation®Move and Wii lets you gather your team and face the challenge with a motion-based, wintry sports collection that includes 11 exhilarating events.

•	Nano Assault for Nintendo 3DS is a fast-paced shooter that leaps off the screen with stunning 3D graphics that resemble electron microscope imagery. It’s within this dangerous microscopic world that players will navigate a Nanite ship through a cellular system, maneuvering through alien cell clusters, fighting off infections, and analyzing and destroying the virus’ core to ultimately save humanity.
Fiscal 2011 Outlook
The Company expects fiscal 2011 full year net revenue in a range of $120 to $130 million, up from the prior range of $110 to $120 million, and non-GAAP earnings per share of $0.35 to $0.38, up from $0.30 to $0.35. This outlook is based on an estimated fully diluted share count of approximately 40 million, and assumes non-cash compensation of approximately $0.04 to $0.05 per share for fiscal 2011. The Company has not provided a reconciliation of forward-looking GAAP and Non-GAAP financial measures due to the potential effects that changes in its stock price may have on the fair value of outstanding warrants.

FISCAL 2011 RELEASE SCHEDULE

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Babysitting Mama Wii, $49.99	Monster Tale DS, $29.99	Cake Mania Main Street DS, $19.99	BloodRayne: Betrayal, XBLA, PSN, $14.99, (9/6)
Zumba® Fitness for Kinect, Wii and Move, $49.99 Kinect, $39.99 Wii and Move	Zumba® Fitness, Wii, Move (Europe)	Spy Kids: All the Time in the World, DS, $19.99	Camping Mama Outdoor Adventures, DS, $29.99, (9/13)
Zumba® Fitness for Kinect (Europe)	Left Brain Right Brain iPhone, $0.99	Greg Hastings Paintball 2 PSN, $19.99	Hulk Hogan’s Main Event; Kinect, $49.99 (10/11)
Cooking Mama Friends’ Café Facebook; freemium		Parking Wars 2, Facebook; freemium	The Hidden, 3DS, $39.99 (10/11)
Pet Zombies, 3DS, $29.99 (10/18)
Motion Explosion, Kinect, $39.99 (October)
Face Racers: Photo Finish, 3DS, $29.99 (October)
Sudoku Premier Edition, 3DS (October)
FISCAL 2012 RELEASE SCHEDULE
Quarter 1
Zumba Fitness 2, Wii, $39.99
Cooking Mama 4, 3DS, $39.99
Twister Mania, Kinect, $49.99
Alvin & the Chipmunks, Kinect, $39.99, Wii, DS, $29.99
Jaws: Ultimate Predator, 3DS, $39.99 Wii, $29.99
Jillian Michaels Fitness Adventure, Kinect, $39.99
Nano Assault, 3DS, $29.99
Winter Stars, Kinect, $39.99, Wii, Move, $29.99
Conference Call
At 4:30 p.m. (EST) today, management will host an earnings conference call. To access the call in the U.S., please dial 1-800-860-2442. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s website at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 10004000.
Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics

To facilitate a comparison between the three and nine months ended July 31, 2011 and 2010, the Company has presented both GAAP and non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings per share, have been adjusted to report certain non-GAAP financial measures.
These non-GAAP financial measures exclude the following items from the Company’s consolidated statements of operations:
•	Expenses related to non-cash compensation

•	Net proceeds from sale of certain state income tax net operating loss carryforwards

•	Change in fair value of warrants

•	Severance costs for workforce reduction
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
For more information on these non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures”.
About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on all leading console and handheld platforms as well as online, social networks and mobile devices. Product highlights include Zumba® Fitness, Cooking MamaTM, Alvin and the Chipmunks, and Hulk Hogan’s Main Event. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ with offices in San Francisco, CA, Bristol, UK, and a social games development studio in Foxboro, MA. More info can be found online at www.majescoentertainment.com or on Twitter at www.twitter.com/majesco.
For additional information, please contact:
Todd Greenwald, CFA
Director of Investor Relations & Strategic Planning
732-476-1938
tgreenwald@majescoentertainment.com
Safe Harbor
Some statements set forth in this release, including the estimates under the headings “Fiscal 2011 Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii™ platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2010. The Company does not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
UNAUDITED SUPPLEMENTARY PRODUCT DATA
NET SALES BY PLATFORM FOR THREE MONTHS
(Unaudited, in thousands)

	Three Months Ended July 31,				Nine Months Ended July 31,
	2011	%	2010	%	2011	%	2010	%
Nintendo Wii	$14,036	72%	$4,624	38%	$59,794	60%	$15,275	29%
Microsoft Xbox 360	2,306	12%	218	2%	20,334	20%	395	1%
Nintendo DS	2,249	11%	7,139	59%	14,610	15%	35,396	68%
Sony Playstation 3	637	3%	—	—%	4,438	4%	—	—%
Other	317	2%	172	1%	978	1%	1,199	2%

TOTAL	$19,545	100%	$12,153	100%	$100,154	100%	$52,265	100%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	July 31,	October 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,674	$8,004
Due from factor	1,409	1,015
Accounts and other receivables, net	2,788	725
Inventory, net	4,607	8,418
Advance payments for inventory	566	5,454
Capitalized software development costs and license fees	9,417	4,903
Prepaid expenses and other current assets	896	921

Total current assets	39,357	29,440
Property and equipment, net	1,289	520
Other assets	232	69

Total assets	$40,878	$30,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,351	$11,375
Inventory financing payables	—	5,557
Advances from customers and deferred revenue	622	945

Total current liabilities	12,973	17,877
Warrant liability	1,187	144
Commitments and contingencies
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 40,952,586 and 39,326,376 shares issued and outstanding at July 31, 2011 and October 31, 2010, respectively	41	39
Additional paid-in capital	118,811	114,824
Accumulated deficit	(91,607)	(102,333)
Accumulated other comprehensive loss	(527)	(522)

Net stockholders’ equity	26,718	12,008

Total liabilities and stockholders’ equity	$40,878	$30,029

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited, in thousands, except share amounts)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2011	2010	2011	2010
Net revenues	$19,545	$12,153	$100,154	$52,265

Cost of sales
Product costs	8,577	7,398	42,681	24,573
Software development costs and license fees	3,015	1,975	16,237	12,074
Loss on impairment of software development costs and license fees-future releases	—	—	—	1,021

	11,592	9,373	58,918	37,668

Gross profit	7,953	2,780	41,236	14,597

Operating costs and expenses
Product research and development	1,947	720	5,150	2,361
Selling and marketing	2,313	1,641	11,952	6,225
General and administrative	2,484	2,004	8,089	6,394
Loss on impairment of software development costs and license fees — cancelled games	150	116	1,512	276
Depreciation and amortization	121	43	223	140

	7,015	4,524	26,926	15,396

Operating income (loss)	938	(1,744)	14,310	(799)
Other expenses (income)
Interest and financing costs, net	123	82	1,077	703
Change in fair value of warrant liability	(1,258)	(183)	2,085	(412)

Income (loss) before income taxes	2,073	(1,643)	11,148	(1,090)
Income taxes	184	—	421	(1,647)

Net income (loss)	$1,889	$(1,643)	$10,727	$557

Net income (loss) per share:
Basic	$0.05	$(0.04)	$0.28	$0.02

Diluted	$0.05	$(0.04)	$0.27	$0.01

Weighted average shares outstanding:
Basic	38,803,090	36,934,987	38,165,521	36,838,981

Diluted	41,318,806	36,934,987	39,827,022	37,142,649

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited, in thousands)

	Nine Months Ended
	July 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,727	$557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	223	140
Change in fair value of warrant liability	2,085	(412)
Non-cash compensation expense	1,064	1,324
Loss on disposal of assets	—	19
Provision for price protection and customer allowances	2,380	3,073
Amortization of software development costs and license fees	3,467	3,629
Loss on impairment of software development costs and license fees	1,512	1,297
Inventory write-downs	1,612	—
Changes in operating assets and liabilities, net of acquisition:
Due from factor	(2,786)	(940)
Accounts and other receivables	(1,987)	475
Inventory	2,199	2,672
Capitalized software development costs and license fees	(9,420)	(6,705)
Advance payments for inventory	4,888	—
Prepaid expenses and other assets	261	2,270
Accounts payable and accrued expenses	753	(2,115)
Advances from customers and other liabilities	(376)	(676)

Net cash provided by operating activities	16,602	4,608

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(396)	(192)
Purchase of assets of Quick Hit, Inc., net of acquired cash	(800)	—

Net cash used in investing activities	(1,196)	(192)

CASH FLOWS FROM FINANCING ACTIVITIES
Inventory financing	(5,557)	(5,684)
Proceeds from exercise of options and warrants	1,824	—

Net cash used in financing activities	(3,733)	(5,684)

Effect of exchange rates on cash and cash equivalents	(3)	(22)

Net increase (decrease) in cash and cash equivalents	11,670	(1,290)
Cash and cash equivalents — beginning of period	8,004	11,839

Cash and cash equivalents — end of period	$19,674	$10,549

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Landlord-provided leasehold improvements	$163	$—

Warrant liability reclassified to additional paid-in capital upon exercise	1,042	—

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$1,078	$710

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
GAAP operating income (loss)	$938	$(1,744)	$14,310	$(799)
Non-cash compensation (1)	436	393	1,063	1,326
Severance (2)	—	—	—	403

Non-GAAP operating income	$1,374	$(1,351)	$15,373	$930

GAAP net income (loss)	$1,889	$(1,643)	$10,727	$557
Non-cash compensation (1)	436	393	1,063	1,326
Severance (2)	—	—	—	403
Change in fair value of warrants (3)	(1,258)	(183)	2,085	(412)
Sale of NJ state operating loss carryforwards (4)	—	—	—	(1,656)

Non-GAAP net income	$1,067	$(1,433)	$13,875	$218

GAAP net income (loss) per diluted share	$0.05	$(0.04)	$0.27	$0.01
Non-cash compensation (1)	0.01	0.01	0.03	0.04
Severance (2)	—	—	—	0.01
Change in fair value of warrants (3)	(0.03)	(0.01)	0.05	(0.01)
Sale of NJ state operating loss carryforwards (4)	—	—	—	(0.04)

Non-GAAP net income per diluted share	$0.03	$(0.04)	$0.35	$0.01

Shares used in GAAP and Non-GAAP per diluted share amounts	41,318,806	36,934,987	39,827,022	37,142,649

(1)	Represents expenses recorded for stock compensation expense. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.

(2)	Represents one time severance costs related to a workforce reduction. During January 2010, Company management initiated a plan of restructuring to better align its workforce to its revised operating plans. As part of the plan, the Company reduced its personnel count by 16 employees, then representing 17% of its workforce.

(3)	Represents the change in the fair value of warrants classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.

(4)	In December 2009, we received proceeds of approximately $1.6 million from the sale of the rights to approximately $21.2 million of New Jersey state income tax operating loss carryforwards, under the Technology Business Tax Certificate Program administered by the New Jersey Economic Development Authority. Net proceeds were recorded as an income tax benefit during the nine months ended July 31, 2010.